Exhibit 99.1

POLAR POWER ANNOUNCES PRICING OF $16.8 MILLION INITIAL PUBLIC OFFERING

December 06, 2016

GARDENA, CA — (Marketwired) — 12/06/16 — Polar Power, Inc. (NASDAQ: POLA), announced the pricing of its initial public offering of 2,400,000 shares of its common stock at a public offering price of $7.00 per share. All of the shares of common stock are being offered by Polar Power. The shares are expected to begin trading on the NASDAQ Capital Market on December 7, 2016 under the ticker symbol “POLA”. In addition, Polar Power has granted the underwriters a 45-day option to purchase from Polar Power up to an additional 360,000 shares of common stock at the initial public offering price, less the underwriting discount.

The offering is expected to close on December 12, 2016, subject to the satisfaction of customary closing conditions.

Roth Capital Partners and Joseph Gunnar & Co., LLC are acting as joint book-running managers for the offering. Feltl and Company is acting as co-manager for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus. A copy of the final prospectus relating to this offering, when available, will be filed with the SEC and may also be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com or from Joseph Gunnar & Co, LLC, Prospectus Department, 30 Broad Street, 11th Floor, New York, NY10004, telephone 212-440-9600, email: prospectus@jgunnar.com.

About Polar Power, Inc.

Polar Power designs, manufactures and sells direct current, or DC power systems for applications primarily in the telecommunications market and, to a lesser extent, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, its systems provide reliable and low-cost energy for applications that do not have access to the utility grid or have critical power needs and cannot be without power in the event of utility grid failure. Within this market, Polar Power offers three configurations of its DC power systems, with output power ranging from 5 kW to 20 kW and with three possible sources of fuel: diesel, natural gas and liquid petroleum gas. For more information, please visit www.polarpower.com.

Contact:
Media and Investor Relations:
Chris Tyson
Managing Director
MZ North America
Direct: 949-491-8235
ir@polarpowerinc.com
www.mzgroup.us